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                     October 7, 2020

       Robert A. Ramirez
       Finance and Chief Financial Officer
       The Hackett Group, Inc.
       1001 Brickell Bay Drive, Suite 3000
       Miami, Florida 33131

                                                        Re: The Hackett Group,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 27, 2019
                                                            Filed March 5, 2020
                                                            Form 8-K Furnished
August 4, 2020
                                                            File No. 333-48123

       Dear Mr. Ramirez:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services